Exhibit 99.1
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                          Raser Technologies, Inc. Adds

                  Mr. James A. Herickhoff to Board of Directors



         PROVO, Utah - Business Wire - March 30, 2005 - Raser Technologies, Inc. (OTCBB:RSTG) a technology licensing company that develops and licenses advanced electric motor, controller and related technologies today announced the addition of Mr. James A. Herickhoff to its Board of Directors.

         Mr. Herickhoff is currently President, Chief Operating Officer and a Principal of Wold Talc Company, one of the largest talc mines in the United States. He is also Vice Chairman and member of the Board of Directors of Headwaters, Inc. (NasdaqNM: HDWR) and Chairman of its Compensation Committee.

         Mr. Herickhoff brings to Raser extensive experience in the strategic positioning of companies for long-term growth and competitiveness. From 1987 to 1995, he served as President of AtlanticRichfield Company's (ARCO's) Thunder Basin Coal Company, which operated the largest coal mine in the world. Mr. Herickhoff has replaced R. Thomas Bailey and will stand for election at the upcoming Annual Shareholders Meeting on May 24, 2005.

         "Jim Herickhoff brings a wealth of management and public company expertise that will greatly benefit the company," stated Brent M. Cook, CEO of Raser.

         In addition,  Raser also  announces the retirement of Board members Mr.
R. Thomas Bailey, Mr. James E. Morton and Mr. David W. West. Mr. Bailey also served as Treasurer of the company through the end of 2004. Mr. Morton's responsibilities as Corporate Secretary will now be assumed by Raser's General Counsel, Mr. Jonathan Reid. Mr. West will be stepping down from the Board to accommodate additional outside directors but will continue in his role as Vice President of Marketing.

         Mr. Kraig Higginson, Chairman of the Board of Raser, extended his gratitude to the outgoing board members. "They have each played a key role in the development of the company and I personally thank them for their efforts," said Mr. Higginson.

         "With these changes, the company will have a six-member Board of Directors, split 50/50 between inside and outside directors, further strengthening our corporate governance process," stated Brent M. Cook, CEO of Raser.

         About Raser Technologies

         Formed in 2003, Raser Technologies believes that its approved and pending patents and proprietary intellectual property cover breakthrough technologies. Raser's SymetronTM technologies more efficiently harness's electrical energy in electric motors, controllers, alternator and generator technologies. Application of SymetronTM generally requires simple changes to existing products, but yields significant increases in power, performance and efficiency without the use of exotic materials. Further information on Raser Technologies, Inc. may be found at: www.rasertech.com.


         Contact Information:
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         William Dwyer, CFO                        Jody Janson, President

         Raser Technologies, Inc.                  Investors Stock Daily, Inc.

         investorrelations@rasertech.com           jody@istockdaily.com

         www.rasertech.com                         www.istockdaily.com

         801-765-1200                              585-232-5440
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